EXHIBIT 99.1

Sevcon Announces $10.15 Million Private Placement of Units

SOUTHBOROUGH, Mass., July 07, 2016 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) announced that it has entered into definitive agreements to sell 1,113,000 units, each consisting of one share of its common stock and 0.5 of a warrant to purchase one share of its common stock, in a private placement to certain institutional and accredited investors at a price of $9.12 per unit for total gross proceeds of approximately $10.15 million.  The warrants have an exercise price of $10.00 per share, subject to adjustment, and will be exercisable for a period of five years from the date of issuance. The offering is expected to close by July 11, 2016, subject to the satisfaction of customary closing conditions.

Sevcon intends to use the proceeds from the private placement for working capital and general corporate purposes.

Oppenheimer & Co. Inc. acted as the lead placement agent for the offering.  Craig-Hallum Capital Group, LLC acted as co-placement agent.

In connection with the offering, Sevcon agreed to register for resale or other disposition the shares of common stock sold in the private placement and the shares of common stock issuable upon exercise of the warrants sold in the private placement. Further details regarding the private placement will be described in Sevcon’s filings with the Securities and Exchange Commission.

The offering and sale of the securities in this private placement was not registered under the Securities Act of 1933. Accordingly, the securities may not be offered or resold in the United States absent registration or an applicable exemption from registration.

About Sevcon, Inc.

Sevcon is a global supplier of control and power solutions for zero-emission, electric and hybrid vehicles. Its products control on- and off-road vehicle speed and movement, integrate specialized functions, optimize energy consumption and help reduce air pollution. Sevcon’s recently acquired Bassi Division produces battery chargers for electric vehicles; power management and uninterrupted power source (UPS) systems for industrial, medical and telecom applications; and electronic instrumentation for battery laboratories. The company supplies customers from its operations in the U.S., U.K., France, Germany, Italy, China and the Asia Pacific region, as well as through an international dealer network. Visit www.sevcon.com and www.bassi-srl.eu.

Cautionary Statement Regarding Forward-Looking Statements

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause actual events and results to differ materially from those currently anticipated, including the risk that the private placement may not close as expected.

FOR SEVCON, INC.

Contact:
David Calusdian
Sharon Merrill Associates
1 (617) 542 5300
SEV@InvestorRelations.com

Matt Boyle
President and CEO
1 (508) 281 5503
matt.boyle@Sevcon.com